Exhibit 1
JOINT FILING AGREEMENT
     Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

Dated: January 13, 2006	PET ZONE PRODUCTS LTD.

	By:	/s/ Charlie MacMillan, Secretary

Charlie MacMillan, Secretary

CAPITAL ONE PARTNERS, LLC

	By:	/s/ Charlie MacMillan, CFO

Charlie MacMillan, Chief Financial Officer

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